UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2010 (April 12, 2010)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer NO.)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.07  Submission of Matters to a Vote of Security Holders.

On April 12, 2010, NetSol Technologies, Inc. (the "Company") convened its annual meeting of shareholders.

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders.  A total of 28,430,492 shares were cast.  The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	Broker Non-Votes	% of Total Voted
Najeeb Ghauri	18,382,750	718,483	9,329,259	64.65%
Naeem Ghauri	18,413,010	688,223	9,329,259	64.76%
Salim Ghauri	18,415,832	685,401	9,329,259	64.77%
Shahid Burki	18,408,802	692,431	9,329,259	64.75%
Eugen Beckert	18,416,222	685,011	9,329,259	64.77%
Mark Caton	18,402,131	699,102	9,329,259	64.72%
Alexander Shakow	18,414,071	687,162	9,329,259	64.76%

2.  Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2010.  The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	Broker Non-Votes	Percent
28,430,492	28,065,151	274,083	91,258	0	98.71%

The meeting was also called for the purpose of approving an issuance of shares of common stock and shares of common stock underlying warrants all issued as part of a financing which closed in June 2007.  Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares present and entitled to vote on this matter. Therefore, abstentions and broker non-votes have the same effect as votes against such proposals.  As of the time of the meeting, approximately 48% of the votes cast had been cast in favor of the proposal, with a substantial number of broker non-votes and other shares not represented in the voting.  After considering the importance of the matter, the number of votes not cast and the fact that shareholders represented at the meeting were so closely divided on the proposal, shareholders present at the meeting approved a motion presented by management to adjourn and reconvene the meeting to allow additional time to solicit proxies from those shareholders who had not voted on the proposal.

Please see the supplement to the proxy statement filed with contemporaneously herewith for information regarding the adjourned meeting date of April 23, 2010.  The Company undertakes to file an amendment to this 8-K upon conclusion of the shareholders’ meeting on the adjourned meeting date.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: April 13, 2010	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: April 13, 2010	/s/ Boo Ali Siddiqui
BOO ALI SIDDIQUI
Chief Financial Officer